Exhibit 99.1

Reed’s Reports Third Quarter 2024 Results and Provides Business Update

Strengthened Liquidity Position with New $10 Million Credit Facility and
Assumption of Secured Notes by the Company’s Majority Stockholder

Management to Host Conference Call Today at 8:30 a.m. ET

Norwalk, CT, (November 14, 2024) — Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, is reporting financial results for the three months ended September 30, 2024. The Company is also providing an update on recent strategic transactions, including the assumption of outstanding secured notes by the Company’s majority stockholder, D&D Source of life Holding LTD (“D&D”).

Q3 2024 Financial Highlights (vs. Q3 2023):

●	Net sales were $6.8 million compared to $11.9 million.
●	Gross profit was $1.2 million compared to $4.0 million, with gross margin of 18.0% compared to 34.0%.
●	Delivery and handling costs were reduced by 33% to $2.99 per case.
●	Selling, general and administrative expenses were $3.1 million compared to $2.3 million.
●	Operating loss was $3.1 million compared to $0.1 million.
●	Modified EBITDA was $(3.0) million compared to $0.2 million.

Update on Recent Transactions

On October 23, 2024, Reed’s majority stockholder, D&D, purchased all secured notes held by funds managed by Whitebox Advisors, LLC (“Whitebox”). In addition, on November 14, 2024, Reed’s intends to close on a secured one-year revolving credit facility with an aggregate principal amount of $10 million with Whitebox. The revolving loan will bear interest at a rate of 8% and is payable quarterly. Reed’s intends to utilize the funds to pay off and close its current revolving line of credit and to build its finished goods inventory levels to reduce short shipments and production shortages. In conjunction with the revolving credit facility, D&D will release all collateral under the notes, defer cash payments thereunder and extend the maturity dates of all of the notes to 181 days after the maturity of the revolving credit facility, which is November 14, 2025 (with the maturity dates of the notes extended to May 14, 2026).

Management Commentary

“We are encouraged by the decisive steps we’ve taken to improve our balance sheet and liquidity position,” said Norman E. Snyder, Jr., CEO of Reed’s. “Our majority stockholder’s acquisition of the outstanding note obligations, paired with additional funding from a trusted, long-term partner, is a strong vote of confidence in our business and its potential. To complement these strategic actions, we have appointed a seasoned new board member, enhancing our team’s expertise and positioning us to maximize value for both our shareholders and customers.

“During the third quarter, we experienced strong order demand from our retail partners, however production limitations and short shipments impacted net sales by over $4 million. These persistent inventory challenges, although materially reduced in the second quarter, re-emerged during Q3 primarily due to restricted working capital. With this recent capital infusion, which offers more favorable and flexible terms aligned with the needs of our business, we are now better positioned to build inventory levels, fulfill demand, and drive toward our goal of sustained growth and profitability.”

Third Quarter 2024 Financial Results

During the third quarter of 2024, net sales were $6.8 million compared to $11.9 million in the year-ago period. The decrease was primarily driven by tightened credit terms from several suppliers coupled with a reduced collateral base that restricted liquidity and impacted the Company’s ability to purchase raw materials, which offset net sales by approximately $4.4 million in the third quarter of 2024.

Gross profit for the third quarter of 2024 was $1.2 million compared to $4.0 million for the same period in 2023. Gross margin was 18.0% compared to 34.0% in the year-ago quarter. The decrease was primarily driven by a higher trade spend contributing to lower net sales, as well as increased cost of goods sold as a percentage of net sales.

Delivery and handling costs were reduced by 33% to $1.3 million during the third quarter of 2024 compared to $1.9 million in the third quarter of 2023. Delivery and handling costs were 19% of net sales or $2.99 per case, compared to 16% of net sales or $2.98 per case during the year-ago period.

Selling, general and administrative costs were $3.1 million during the third quarter of 2024 compared to $2.3 million in the year-ago quarter. As a percentage of net sales, selling, general and administrative costs were 46% compared to 19%.

Operating loss during the third quarter of 2024 was $3.1 million or $(0.62) per share, compared to $0.1 million or $(0.03) per share in the third quarter of 2023.

Modified EBITDA was $(3.0) million in the third quarter of 2024 compared to $0.2 million in the third quarter of 2023.

Liquidity and Cash Flow

For the third quarter of 2024, the Company generated approximately $1.1 million of cash from operating activities compared to cash used of $1.8 million for the same period in 2023. The increase was primarily driven by lower inventory purchases compared to the year-ago period.

As of September 30, 2024, the Company had approximately $0.3 million of cash and $27.1 million of total debt net of capitalized financing fees. The debt includes $21.8 million from a convertible note and $5.4 million from the Company’s revolving line of credit, which has $7.5 million of additional borrowing capacity. These figures do not reflect the subsequent transactions related to Whitebox and D&D as detailed above.

Revised FY 2024 Financial Outlook

As a result of the inventory challenges faced year-to-date, the Company is withdrawing its previously issued FY 2024 outlook.

The summary of recent transactions provided herein is qualified in its entirety by reference to the related transaction documents attached to our Current Report on Form 8-K expected to be filed today, November 14, 2024.

Conference Call

The Company will conduct a conference call today, November 14, 2024, at 8:30 a.m. Eastern time to discuss its results for the three months ended September 30, 2024.

Reed’s management will host the conference call, followed by a question-and-answer period. Date: Thursday,

November 14, 2024

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: (800) 717-1738

International dial-in number: (646) 307-1865

Conference ID: 14622

Webcast: Reed’s Q3 2024 Conference Call

Please dial into the conference call 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the company’s investor relations team at (720) 330-2829.

The conference call will also be broadcast live and available for replay on the investor relations section of the Company’s website at https://investor.reedsinc.com.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to- drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and Cola. These flavors are also available in five zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com. To receive exclusive perks for Reed’s investors, please visit the Company’s page on the Stockperks app here.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements. These forward- looking statements are typically identified by terms such as “estimate,” “expect,” “will,” “goal,” and similar expressions. These forward-looking statements are based on current expectations. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to: inventory shortages; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third party co-packers meeting contractual commitments; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the wars in Ukraine and Israel, conflict or acts of terrorism; financial markets, commodity and currency impacts of the wars; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on April 1, 2024, which is available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

ir@reedsinc.com

(720) 330-2829

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2024 and 2023

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net Sales	$6,752	$11,856	$28,221	$33,018
Cost of goods sold	5,537	7,823	19,762	23,778
Gross profit	1,215	4,033	8,459	9,240

Operating expenses:
Delivery and handling expense	1,279	1,908	4,204	5,714
Selling and marketing expense	1,283	861	3,473	3,567
General and administrative expense	1,791	1,407	5,239	4,427
Total operating expenses	4,353	4,176	12,916	13,708

Loss from operations	(3,138)	(143)	(4,457)	(4,468)

Interest expense	(2,405)	(1,293)	(4,578)	(4,459)
Change in fair value of SAFE investments	1,393	-		-

Net loss	(4,150)	(1,436)	(9,035)	(8,927)

Dividends on Series A Convertible Preferred Stock	0	0	(5)	(5)

Net Loss Attributable to Common Stockholders	$(4,150)	$(1,436)	$(9,040)	$(8,932)

Loss per share – basic and diluted	$(0.82)	$(0.34)	$(2.02)	$(2.69)

Weighted average number of shares outstanding – basic and diluted	5,066,412	4,169,131	4,483,587	3,322,959

REED’S, INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash	$306	$603
Accounts receivable, net of allowance of $577 and $860, respectively	2,770	3,571
Inventory	9,251	11,300
Receivable from former related party	259	259
Prepaid expenses and other current assets	1,476	2,028
Total current assets	14,062	17,761

Property and equipment, net of accumulated depreciation of $1,277 and $1,068, respectively	335	493
Intangible assets	636	629
Total assets	$15,033	$18,883

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,313	$9,133
Accrued expenses	1,274	1,096
Revolving line of credit, net of capitalized financing costs of $81 and $201, respectively	5,390	9,758
Payable to former related party	211	259
Current portion of convertible notes payable, net of debt discount of $459 and $572, respectively	21,751	6,737
Current portion of lease liabilities	47	207
Total current liabilities	36,986	27,190

Convertible note payable, net of debt discount of $0 and $148, respectively, less current portion	-	10,874
Total liabilities	36,986	38,064

Stockholders’ deficit:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 180,000,000 shares authorized; 8,187,291 and 4,187,291 shares issued and outstanding, respectively	1	-
Additional paid in capital	125,719	119,452
Accumulated deficit	(147,767)	(138,727)
Total stockholders’ deficit	(21,953)	(19,181)
Total liabilities and stockholders’ deficit	$15,033	$18,883

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2024 and 2023

(Unaudited)

(Amounts in thousands)

	September 30,	September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(9,035)	$(8,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	88	112
Loss on disposal of property and equipment		9
Amortization of debt discount	568	958
Fair value of vested options	268	351
Fair value of vested restricted shares granted to officers		3
Product quality hold write-down	(29)
Change in allowance for doubtful accounts	(282)	262
Inventory write-downs	(825)	(205)
Accrued interest	3,141	2,483
Changes in operating assets and liabilities:
Accounts receivable	1,084	142
Inventory	2,903	417
Prepaid expenses and other assets	(449)	450
Decrease in right of use assets	121	102
Accounts payable	180	(738)
Accrued dividend	-	(5)
Accrued expenses	173	639
Lease liabilities	(160)	(137)
Net cash used in operating activities	(2,254)	(4,084)
Cash flows from investing activities:
Trademark costs	(7)	(1)
Purchase of property and equipment	(51)	(84)
Sale of property and equipment	-	68
Net cash used in investing activities	(58)	(17)
Cash flows from financing activities:
Proceeds from line of credit	24,878	32,686
Payments on line of credit	(29,367)	(34,085)
Proceeds from convertible note payable, net of expenses	-	3,797
Payment of accrued interest on convertible note payable	(513)	(268)
Proceeds from sale of common stock	1,903	4,016
Proceeds from convertible notes	1,400	-
Proceeds from issuance of SAFE agreement	4,097	(1)
Payment of cash recorded as debt discount	(335)	-
Amounts from former related party, net	(48)	(1,573)
Net cash provided by financing activities	2,015	4,572

Net decrease in cash	(297)	471
Cash at beginning of period	603	533
Cash at end of period	$306	$1,004

Supplemental disclosures of cash flow information:
Cash paid for interest	$238	$548
Non-cash investing and financing activities:
Dividends on Series A Convertible Preferred Stock	$5	$5
Reclass of prepaid expenses and accounts payable	1,000

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, tax expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, legal and insurance settlements, inventory write-offs associated with exited categories and major packaging and formula changes, one-time changes to policy for discounts, impact of changes to accounting methodology and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three and nine months ended September 30, 2024, and 2023 (unaudited; in thousands):

	Three Months Ended September 30,
	2024	2023
Net loss	$(4,150)	$(1,436)

Modified EBITDA adjustments:
Depreciation and amortization	71	68
Tax expense	(8)	-
Interest expense	2,405	1,293
Change in fair value of SAFE investments	(1,393)	-
Production quality hold write-down	15	-
Stock option and other noncash compensation	46	139
Severance	16	85
Legal settlements	-	12
Total EBITDA adjustments	$1,152	$1,597

Modified EBITDA	$(2,998)	$161

	Nine Months Ended September 30,
	2024	2023
Net loss	$(9,035)	$(8,927)

Modified EBITDA adjustments:
Depreciation and amortization	209	214
Income taxes	67	-
Interest expense	4,578	4,459
Product quality hold write-down	44	-
Stock option and other noncash compensation	268	354
Professional fees	334	-
Severance expense	42	177
Legal settlements	170	12
Total EBITDA adjustments	$5,712	$5,216

Modified EBITDA	$(3,323)	$(3,711)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.